Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Organization
Granite Point Operating Company LLC	Delaware
TH Commercial Mortgage LLC	Delaware
TH Commercial JPM LLC	Delaware
TH Commercial MS I, LLC	Delaware
TH Commercial MS II, LLC	Delaware